Wyoming Secretary of State      For Office Use Only
2020 Carey Avenue       WY Secretary of State
Suite 700        FILED: Oct 16 2018 3:28PM
Cheyenne, WY 82002-0020       Original ID: 2018-000824868
Ph. 307-777-7311

      Profit Corporation
        Articles of Incorporation

I. The name of the corporation is:
 Black Bird Potentials Inc.

II. The name and physical address of the registered agent of the corporation is:
 Registered Agents Inc.
 30 N Gould St Ste R
 Sheridan, WY 82801

III. The mailing address of the corporation is:
 30 N Gould St STE R
 Sheridan, WY 82801

IV. The principal office address of the corporation is:
 30 N Gould St STE R
 Sheridan, WY 82801

V. The number, par value, and class of shares the corporation will have the authority to issue are:
 Number of Common Shares: 300,000,000  Common Par Value: $0.0001
 Number of Preferred Shares: 1,000,000  Common Par Value: $0.0001

VI. The name and address of each incorporator is as follows:
 Registered Agents Inc.
 30 N Gould St STE R, Sheridan, WY 82801

VII. The rights, preferences and designations with respect to the Series A Super Voting Preferred Convertible
Preferred Stock (the "Series A Preferred Stock") of the Corporation are set forth in the following Articles.

VIII. Voting: Holders of the Series A Preferred Stock have five hundred (500) times that number of votes on all matters submitted to the shareholders that each shareholder of Corporation Common Stock (rounded to the nearest whole number) is entitled to vote at each meeting of shareholders of the Corporation (and written actions of shareholder in lieu of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration. Holders of the Series A Preferred Stock shall vote together with the holders of Corporation common stock as a single class.

IX. Dividends: Holders of Series A Preferred Stock shall not be entitled to receive dividends paid on
Corporation common stock. Dividends paid to holders of the Series A Preferred Stock, if any, shall be at the discretion of the Board of Directors.

X. Liquidation Preference: Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, holders of the Series A Preferred Stock shall not be entitled to receive any of the assets of the Corporation.

XI. Conversion: The shares of Series A Preferred Stock are convertible into Corporation common stock, as follows: (a) the shares of Series A Preferred Stock may, as a single block of 100% of the then-issued and outstanding shares of Series A Preferred Stock, be converted one time only into a number of shares that equals 51% of the Corporation's then-outstanding shares of common stock; and (b) the right of holders of
Series A Preferred Stock to convert into shares of common stock described in subparagraph (a) above shall be available only in connection with a business combination transaction, including, without limitation, a merger or reorganization, to which the Corporation is a party, and in connection with the sale of all or substantially all of the assets of the Corporation, except if any such transaction involves any affiliate of the Corporation, in which case no such right of conversion shall exist.

XII. Vote to Change the Terms of, or to Issue, Series A Preferred Stock: The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then-outstanding shares of Series A Preferred Stock shall be required for
(a) any change to the Corporation's Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitation or relative rights of the Series A Preferred Stock or (b) any issuance of additional shares of Series A Preferred Stock.

XIII. Record Owner: The Corporation may deem the person in whose name shares of Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series A Preferred Stock for all purposes, and the Corporation shall not be affected by any notice to the contrary.

XIV. Register: The Corporation shall maintain a register for the registration of the Series A Preferred
Stock. Upon the transfer of shares of Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the register of the Series A Preferred Stock.

Signature: /s/ Riley Park   Date: 10/16/2018
Print Name: Riley Park
Title: Authorized Individual
Email: reports@registeredagentsinc.com
Daytime Phone #: (307) 200-2803